EXHIBIT 99.1
WESTLAKE CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Corporation Reports Third Quarter 2022 Results
HOUSTON--(BUSINESS WIRE)--Westlake Corporation (NYSE: WLK) (the "Company" or "Westlake") today announced third quarter 2022 results.

SUMMARY FINANCIAL HIGHLIGHTS ($ in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Westlake Corporation
Income from operations	$516	$861	$2,723	$1,927
Net income attributable to Westlake Corporation	$401	$607	$2,015	$1,371
Diluted earnings per common share	$3.10	$4.69	$15.54	$10.60
EBITDA	$804	$1,077	$3,560	$2,562
EBITDA margin	20%	35%	28%	31%

Performance and Essential Materials ("PEM") Segment
Net external sales	$2,711	$2,322	$8,647	$6,210
Income from operations	$353	$769	$2,197	$1,728
EBITDA	$561	$946	$2,794	$2,250
EBITDA margin	21%	41%	32%	36%

Housing and Infrastructure Products ("HIP") Segment
Net external sales	$1,245	$733	$3,848	$2,061
Income from operations	$186	$103	$607	$270
EBITDA	$254	$137	$822	$372
EBITDA margin	20%	19%	21%	18%
BUSINESS HIGHLIGHTS
In the third quarter of 2022, Westlake achieved net sales of $4.0 billion, net income of $401 million and EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $804 million. During the quarter, the Company was impacted by eroding macro-economic conditions and decreased industrial activity; higher global energy prices, especially in Europe; and slowing U.S. residential construction in response to rapidly rising interest rates and ongoing inflation; while benefitting from strengthening market conditions for caustic soda. Third quarter 2022 earnings for the Company was also impacted by a $70 million charge recorded in cost of sales, or $0.42 per share, after-tax, related to pending litigation (the "Legal Charge").

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Earnings per share were $3.10, compared to $4.69 in the year-ago period and $6.60 in the prior quarter, reflecting margin compression due to higher energy costs, particularly in Europe, lower integrated product margins, and changes in product sales mix.

Performance and Essential Materials net pricing decreased 7% from the second quarter of 2022 while Housing and Infrastructure Products net pricing increased by 2%. Overall sales prices for the Company decreased 4% sequentially from the previous quarter.

Sales volumes for Performance and Essential Materials decreased 6% from second quarter 2022 while sales volumes for Housing and Infrastructure Products decreased 12%. Overall sales volumes for the Company decreased 8% sequentially from the previous quarter.
EXECUTIVE COMMENTARY
"The third quarter saw significant erosion in global macroeconomic indicators and sentiment. The rapid rise in global fuel and power prices continued, which, along with inflationary pressures, impacted global demand across our businesses, and particularly our European operations. Significant economic headwinds and slowing industrial activity in Europe were compounded by lagging growth in Asia and a meaningful drop in residential construction activity in North America. Combined, these effects led to diminished demand across our businesses and lower prices for many of our products," said Albert Chao, President and Chief Executive Officer.

"We believe we are well positioned to weather the near-term volatility in the global economy and are confident in the fundamentals of our businesses. With approximately 85% of our Performance and Essential Materials capacity concentrated in North America, we will continue to benefit from the North American producers' structural cost advantage in feedstocks, fuel and power, as well as a strengthening market for caustic soda. While we expect to continue to be impacted by high energy prices and softer global demand, we have the ability to scale our operations to meet market conditions. In Housing and Infrastructure Products, we have seen slowing residential construction as the market responds to rapidly rising interest rates. While we expect to see seasonally softer demand from new home construction in the fourth quarter, our business should be buoyed by continuing repair and remodeling activity and infrastructure spending in areas such as municipal water systems, agricultural irrigation and global transportation. Our advantaged cost position, asset mix, and derivative flexibility enable us to optimize our business," concluded Mr. Chao.
RESULTS
Consolidated Results
For the three months ended September 30, 2022, the Company reported quarterly net income of $401 million, or $3.10 per share, on net sales of $3,956 million. The year-over-year decrease in net income of $206 million from the third quarter of 2021 was primarily due to lower global sales prices and integrated margins for our Performance Materials, lower global production and sales volumes for chlorovinyls, higher global fuel and power costs, and the $70 million Legal Charge. These impacts were partially offset by higher sales prices for caustic soda, higher sales volumes for polyethylene, lower interest expense and a lower effective tax rate.

Third quarter 2022 net income of $401 million decreased by $457 million sequentially as compared to the second quarter of 2022. The sequential decrease in net income compared to the prior quarter was primarily due to lower global sales prices and integrated margins in our Performance Materials business, lower production and sales volumes for both segments, higher global fuel and power costs, and the Legal Charge. These impacts were partially offset by higher sales prices for caustic soda and many of our housing and infrastructure products and a lower effective tax rate.

EBITDA of $804 million for the third quarter of 2022 decreased by $273 million compared to third quarter 2021 EBITDA of $1.1 billion. Third quarter 2022 EBITDA decreased by $652 million compared to second quarter 2022 EBITDA of $1.5 billion.

Cash and Debt
Net cash provided by operating activities was $947 million for the third quarter of 2022. For the nine months ending September 30, 2022, cash flow from operations was $2,560 million and free cash flow (net cash provided by operating activities less capital expenditures) was $1,749 million, an increase of $923 million and $526 million from the prior-year period, respectively. As of September 30, 2022, cash and cash equivalents were $1,778 million and total debt was $4,819 million. Capital expenditures for the third quarter and first nine months of 2022 were $318 million and $811 million, respectively.

A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities as well as a reconciliation of free cash flow to net cash flow provided by operating activities can be found in the financial schedules at the end of this press release.
Performance and Essential Materials Segment
Performance and Essential Materials income from operations of $353 million for the third quarter of 2022 decreased by $416 million compared to the third quarter of 2021. This year-over-year decrease was primarily driven by lower sales prices and integrated margins for our Performance Materials business (largely polyethylene and PVC resin), lower chlorovinyls production and sales volumes, higher global fuel and power prices, and the $70 million Legal Charge. These decreases were partially offset by higher global sales prices for caustic soda and higher polyethylene sales volumes.

Sequentially, Performance and Essential Materials income from operations decreased by $612 million as compared to the second quarter of 2022. The sequential decrease was largely due to lower sales prices and integrated margins for our Performance Materials business, lower production rates and sales volume in chlorovinyls and epoxy resin, as well as higher global fuel and power prices, and the Legal Charge. These decreases were partially offset by higher global sales prices for caustic soda and higher polyethylene sales volumes.
Housing and Infrastructure Products Segment
For the third quarter of 2022, Housing and Infrastructure Products income from operations of $186 million increased by $83 million as compared to the third quarter of 2021. The year-over-year increase was the result of higher sales prices across all product categories as well as contributions from businesses acquired in the second half of 2021.

Sequentially, Housing and Infrastructure Products income from operations decreased by $50 million as compared to the second quarter of 2022. This decrease in income from operations versus the prior quarter was the result of lower production and sales volumes partially offset by higher sales prices.
Forward-Looking Statements
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding our outlook for our business segments, our belief that we will benefit from having high integration and a structural cost-advantage in North America, our expectations regarding repair and remodeling activity and infrastructure spending, our ability to weather economic volatility, higher energy prices, our market position, our ability to scale operations, the contribution of recent acquisitions and global demand for our products, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the COVID-19 pandemic and the response thereto; general economic and business conditions; the cyclical nature of the industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; the ability to integrate the recent acquisitions; the diversion of management time on transaction-related issues; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC in February 2022, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, which was filed with the SEC in August 2022.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA and free cash flow, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA and free cash flow, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of (i) EBITDA to net income, income from operations and net cash provided by operating activities and (ii) free cash flow to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer. For more information, visit the Company's web site at www.westlake.com.
Westlake Corporation Conference Call Information:
A conference call to discuss Westlake Corporation's third quarter 2022 results will be held Thursday, November 3, 2022 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, it is necessary to pre-register at https://register.vevent.com/register/BId53ccc41b34744e19fa224843ba1fcb6. Once registered, you will receive a phone number and unique PIN number.
A replay of the conference call will be available beginning two hours after its conclusion. The conference call and replay will be available via webcast at https://edge.media-server.com/mmc/p/phzpfjoh.

WESTLAKE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

	(In millions of dollars, except per share data and share amounts)
Net sales	$3,956	$3,055	$12,495	$8,271
Cost of sales	3,180	2,037	8,989	5,872
Gross profit	776	1,018	3,506	2,399
Selling, general and administrative expenses	215	122	635	383
Amortization of intangibles	39	29	124	83
Restructuring, transaction and integration-related costs	6	6	24	6
Income from operations	516	861	2,723	1,927
Interest expense	(44)	(61)	(134)	(130)
Other income, net	24	13	52	35
Income before income taxes	496	813	2,641	1,832
Provision for income taxes	84	193	592	423
Net income	412	620	2,049	1,409
Net income attributable to noncontrolling interests	11	13	34	38
Net income attributable to Westlake Corporation	$401	$607	$2,015	$1,371
Earnings per common share attributable to Westlake Corporation:
Basic	$3.12	$4.71	$15.65	$10.65
Diluted	$3.10	$4.69	$15.54	$10.60
Weighted average common shares outstanding:
Basic	127,943,400	128,060,193	128,118,160	128,053,337
Diluted	128,747,012	128,765,814	129,003,750	128,710,097
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WESTLAKE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2022	December 31, 2021

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$1,778	$1,908
Accounts receivable, net	2,181	1,868
Inventories	2,024	1,407
Prepaid expenses and other current assets	118	80
Total current assets	6,101	5,263
Property, plant and equipment, net	8,301	7,606
Other assets, net	6,023	5,590
Total assets	$20,425	$18,459

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$2,455	$2,075
Current portion of long-term debt, net	6	269
Long-term debt, net	4,813	4,911
Other liabilities	2,963	2,676
Total liabilities	10,237	9,931
Total Westlake Corporation stockholders' equity	9,621	7,955
Noncontrolling interests	567	573
Total equity	10,188	8,528
Total liabilities and equity	$20,425	$18,459

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2022	2021

	(In millions of dollars)
Cash flows from operating activities
Net income	$2,049	$1,409
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	785	600
Deferred income taxes	44	50
Net loss on disposition and others	86	58
Other balance sheet changes	(404)	(480)
Net cash provided by operating activities	2,560	1,637
Cash flows from investing activities
Acquisition of business, net of cash acquired	(1,171)	(428)
Additions to investments in unconsolidated subsidiaries	(177)	(19)
Additions to property, plant and equipment	(811)	(414)
Other, net	11	19
Net cash used for investing activities	(2,148)	(842)
Cash flows from financing activities
Debt issuance costs	—	(18)
Distributions to noncontrolling interests	(34)	(32)
Dividends paid	(123)	(107)
Proceeds from debt issuance	—	1,668
Repayment of senior notes	(250)	—
Repurchase of common stock for treasury	(68)	(30)
Other, net	(5)	6
Net cash provided by (used for) financing activities	(480)	1,487
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(67)	(9)
Net increase (decrease) in cash, cash equivalents and restricted cash	(135)	2,273
Cash, cash equivalents and restricted cash at beginning of period	1,941	1,337
Cash, cash equivalents and restricted cash at end of period	$1,806	$3,610

WESTLAKE CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

	(In millions of dollars)
Net external sales
Performance and Essential Materials
Performance Materials	$1,689	$1,588	$5,678	$4,333
Essential Materials	1,022	734	2,969	1,877
Total Performance and Essential Materials	2,711	2,322	8,647	6,210
Housing and Infrastructure Products
Housing Products	1,018	536	3,106	1,491
Infrastructure Products	227	197	742	570
Total Housing and Infrastructure Products	1,245	733	3,848	2,061
	$3,956	$3,055	$12,495	$8,271
Income (loss) from operations
Performance and Essential Materials	$353	$769	$2,197	$1,728
Housing and Infrastructure Products	186	103	607	270
Corporate and other	(23)	(11)	(81)	(71)
	$516	$861	$2,723	$1,927
Depreciation and amortization
Performance and Essential Materials	$196	$168	$572	$497
Housing and Infrastructure Products	65	34	206	98
Corporate and other	3	1	7	5
	$264	$203	$785	$600
Other income, net
Performance and Essential Materials	$12	$9	$25	$25
Housing and Infrastructure Products	3	—	9	4
Corporate and other	9	4	18	6
	$24	$13	$52	$35

WESTLAKE CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2022	2021	2022	2021

	(In millions of dollars, except percentages)
Net cash provided by operating activities	$913	$947	$755	$2,560	$1,637
Changes in operating assets and liabilities and other	(1)	(572)	(109)	(467)	(178)
Deferred income taxes	(39)	37	(26)	(44)	(50)
Net income	873	412	620	2,049	1,409
Less:
Other income, net	17	24	13	52	35
Interest expense	(44)	(44)	(61)	(134)	(130)
Provision for income taxes	(275)	(84)	(193)	(592)	(423)
Income from operations	1,175	516	861	2,723	1,927
Add:
Depreciation and amortization	264	264	203	785	600
Other income, net	17	24	13	52	35
EBITDA	$1,456	$804	$1,077	$3,560	$2,562
Net external sales	$4,483	$3,956	$3,055	$12,495	$8,271
EBITDA Margin	32%	20%	35%	28%	31%

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2022	2021	2022	2021

	(In millions of dollars)
Net cash provided by operating activities	$913	$947	$755	$2,560	$1,637
Less:
Additions to property, plant and equipment	(230)	(318)	$(144)	(811)	(414)
Free Cash Flow	$683	$629	$611	$1,749	$1,223

WESTLAKE CORPORATION
RECONCILIATION OF SEGMENT EBITDA TO INCOME FROM OPERATIONS
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2022	2021	2022	2021

	(In millions of dollars, except percentages)
Performance and Essential Materials Segment
Income from operations	$965	$353	$769	$2,197	$1,728
Add:
Depreciation and amortization	192	196	168	572	497
Other income, net	5	12	9	25	25
EBITDA	$1,162	$561	$946	$2,794	$2,250
Net external sales	$3,104	$2,711	$2,322	$8,647	$6,210
EBITDA Margin	37%	21%	41%	32%	36%

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2022	2021	2022	2021

	(In millions of dollars, except percentages)
Housing and Infrastructure Products Segment
Income from operations	$236	$186	$103	$607	$270
Add:
Depreciation and amortization	70	65	34	206	98
Other income, net	4	3	—	9	4
EBITDA	$310	$254	$137	$822	$372
Net external sales	$1,379	$1,245	$733	$3,848	$2,061
EBITDA Margin	22%	20%	19%	21%	18%

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WESTLAKE CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Third Quarter 2022 vs. Third Quarter 2021		Third Quarter 2022 vs. Second Quarter 2022
	Average Sales Price	Volume	Average Sales Price	Volume
Performance and Essential Materials	+7.3%	+9.5%	-6.7%	-6.0%
Housing and Infrastructure Products	+31.1%	+38.6%	+1.9%	-11.6%
Company	+13.0%	+16.5%	-4.1%	-7.7%
We are no longer providing average quarterly industry prices and housing starts data.